The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 26, 2022.

FINANCIAL PRODUCTS
Preliminary Pricing Supplement No. G384 To Product Supplement No. I-G dated February 4, 2022, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 September 26, 2022
$ High/Low Coupon CS Notes due September 30, 2027 Linked to the Performance of Three Underlyings
•	The securities provide for periodic coupon payments.
•	If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay the Higher Coupon Amount on the immediately following Coupon Payment Date in an amount of $5.833 (equivalent to approximately 7.00% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities. If a Coupon Barrier Event has occurred on an Observation Date, we will pay the Lower Coupon Amount on the immediately following Coupon Payment Date in an amount of $0.2083 (equivalent to approximately 0.25% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities.
•	If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and, because the closing level of each Underlying on the related Observation Date is greater than its Coupon Barrier Level, the Higher Coupon Amount payable on the immediately following Coupon Payment Date. No further payments will be made following an Automatic Redemption. Payment will be made in respect of such Automatic Redemption on the Coupon Payment Date immediately following the relevant Autocall Observation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Senior unsecured obligations of Credit Suisse maturing September 30, 2027. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities is expected to be determined on or about September 28, 2022 (the “Trade Date”), and the securities are expected to settle on or about September 30, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 9 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $961.50 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $38.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $920 and $960 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

September , 2022

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Reference Share Issuer

For each Underlying, the issuer of such Underlying.

Underlyings

The securities are linked to the performance of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Reuters ticker symbol, Initial Level and expected Coupon Barrier Level and Autocall Level (each level to be determined on the Trade Date):

Underlying	Ticker	Initial Level	Coupon Barrier Level	Autocall Level
Class A common stock of Meta Platforms, Inc.	META UW <Equity>		(Approximately 70% of Initial Level)	(100% of Initial Level)
Class C capital stock of Alphabet Inc.	GOOG UW <Equity>		(Approximately 70% of Initial Level)	(100% of Initial Level)
Common stock of Amazon.com, Inc.	AMZN UW <Equity>		(Approximately 70% of Initial Level)	(100% of Initial Level)

Coupons

If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay the Higher Coupon Amount on the immediately following Coupon Payment Date. If a Coupon Barrier Event has occurred on an Observation Date, we will pay the Lower Coupon Amount on the immediately following Coupon Payment Date.

If any Coupon Payment Date is not a business day, the coupon will be payable on the first following business day. The amount of any coupon will not be adjusted with respect to any postponement of a Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Coupon Payment Date. No coupons will be payable following an Automatic Redemption. Coupons will be payable on the applicable Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date; provided that the coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.

Higher Coupon Amount

Expected to be $5.833 (equivalent to approximately 7.00% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities.

Lower Coupon Amount

Expected to be $0.2083 (equivalent to approximately 0.25% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities.

High/Low Coupon CS Notes 1

Coupon Barrier Event

A Coupon Barrier Event will occur if, on any Observation Date, the closing level of any Underlying on such Observation Date is less than its Coupon Barrier Level.

Redemption Amount

At maturity, if the securities have not been automatically redeemed, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash of $1,000. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Automatic Redemption

If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold (the “Automatic Redemption Amount”) and, because the closing level of each Underlying on the related Observation Date is greater than its Coupon Barrier Level, the Higher Coupon Amount payable on the immediately following Coupon Payment Date. No further payments will be made following an Automatic Redemption. Payment will be made with respect to such Automatic Redemption on the Coupon Payment Date immediately following the relevant Autocall Observation Date (the “Automatic Redemption Date”). Any payment on the securities is subject to our ability to pay our obligations as they become due.

Autocall Event

An Autocall Event will occur if, on any Autocall Observation Date, the closing level of each Underlying on such Autocall Observation Date is equal to or greater than its respective Autocall Level.

Initial Level

For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

Trade Date	Expected to be September 28, 2022
Settlement Date	Expected to be September 30, 2022
Maturity Date	September 30, 2027	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to any issuance of securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the Calculation Agent and will equal, for each security, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the final Observation Date.

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553QMG9

High/Low Coupon CS Notes 2

Key Dates

Each Observation Date, Autocall Observation Date and Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If any Coupon Payment Date is not a business day, the coupon will be payable on the first following business day.

Observation Dates	Autocall Observation Dates	Coupon Payment Dates
October 27, 2022		October 30, 2022
November 28, 2022		November 30, 2022
December 28, 2022		December 30, 2022
January 26, 2023		January 30, 2023
February 24, 2023		February 28, 2023
March 28, 2023		March 30, 2023
April 26, 2023		April 30, 2023
May 25, 2023		May 30, 2023
June 28, 2023		June 30, 2023
July 27, 2023		July 30, 2023
August 28, 2023		August 30, 2023
September 27, 2023	September 27, 2023	September 30, 2023
October 26, 2023	October 26, 2023	October 30, 2023
November 28, 2023	November 28, 2023	November 30, 2023
December 27, 2023	December 27, 2023	December 30, 2023
January 26, 2024	January 26, 2024	January 30, 2024
February 27, 2024	February 27, 2024	February 29, 2024
March 27, 2024	March 27, 2024	March 30, 2024
April 26, 2024	April 26, 2024	April 30, 2024
May 28, 2024	May 28, 2024	May 30, 2024
June 26, 2024	June 26, 2024	June 30, 2024
July 26, 2024	July 26, 2024	July 30, 2024
August 28, 2024	August 28, 2024	August 30, 2024
September 26, 2024	September 26, 2024	September 30, 2024
October 28, 2024	October 28, 2024	October 30, 2024
November 26, 2024	November 26, 2024	November 30, 2024
December 26, 2024	December 26, 2024	December 30, 2024
January 28, 2025	January 28, 2025	January 30, 2025
February 26, 2025	February 26, 2025	February 28, 2025
March 27, 2025	March 27, 2025	March 30, 2025
April 28, 2025	April 28, 2025	April 30, 2025
May 28, 2025	May 28, 2025	May 30, 2025
June 26, 2025	June 26, 2025	June 30, 2025
July 28, 2025	July 28, 2025	July 30, 2025

High/Low Coupon CS Notes 3

Observation Dates	Autocall Observation Dates	Coupon Payment Dates
August 27, 2025	August 27, 2025	August 30, 2025
September 26, 2025	September 26, 2025	September 30, 2025
October 28, 2025	October 28, 2025	October 30, 2025
November 25, 2025	November 25, 2025	November 30, 2025
December 26, 2025	December 26, 2025	December 30, 2025
January 28, 2026	January 28, 2026	January 30, 2026
February 25, 2026	February 25, 2026	February 28, 2026
March 26, 2026	March 26, 2026	March 30, 2026
April 28, 2026	April 28, 2026	April 30, 2026
May 27, 2026	May 27, 2026	May 30, 2026
June 26, 2026	June 26, 2026	June 30, 2026
July 28, 2026	July 28, 2026	July 30, 2026
August 27, 2026	August 27, 2026	August 30, 2026
September 28, 2026	September 28, 2026	September 30, 2026
October 28, 2026	October 28, 2026	October 30, 2026
November 25, 2026	November 25, 2026	November 30, 2026
December 28, 2026	December 28, 2026	December 30, 2026
January 27, 2027	January 27, 2027	January 30, 2027
February 24, 2027	February 24, 2027	February 28, 2027
March 25, 2027	March 25, 2027	March 30, 2027
April 28, 2027	April 28, 2027	April 30, 2027
May 26, 2027	May 26, 2027	May 30, 2027
June 28, 2027	June 28, 2027	June 30, 2027
July 28, 2027	July 28, 2027	July 30, 2027
August 26, 2027	August 26, 2027	August 30, 2027
September 28, 2027		Maturity Date
High/Low Coupon CS Notes 4

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I-G dated February 4, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322002045/dp166589_424b2-ig.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

High/Low Coupon CS Notes 5

Hypothetical Coupon Payments on the Securities

The table below illustrates, for a $1,000 investment in the securities, total coupons payable over the term of the securities, which will depend on the number of Coupon Barrier Events that have occurred over the term of the securities. The table below makes the following assumptions and assumes the securities are not automatically redeemed prior to maturity. The actual Higher Coupon Amount and Lower Coupon Amount will be determined on the Trade Date.

The total coupons set forth below are for illustrative purposes only. The actual total coupons applicable to a purchaser of the securities will depend on the number of Coupon Barrier Events that have occurred over the term of the securities. It is not possible to predict how many Coupon Barrier Events will occur, if any. Furthermore, it is not possible to predict whether an Autocall Event will occur. If an Autocall Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold plus the Higher Coupon Amount payable and no further payments will be made in respect of the securities.

You will not participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Coupon Barrier Level	For each Underlying, 70% of its Initial Level
Higher Coupon Amount	$5.833 per $1,000 principal amount of securities
Lower Coupon Amount	$0.2083 per $1,000 principal amount of securities

TABLE 1:

The expected total coupons will depend on how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Number of Lower Coupon Amount Payments	Number of Higher Coupon Amount Payments	Total Coupon Payments
A Coupon Barrier Event does not occur on any Observation Date	0	60	$349.9800
A Coupon Barrier Event occurs on 1 Observation Date	1	59	$344.3553
A Coupon Barrier Event occurs on 12 Observation Dates	12	48	$282.4836
A Coupon Barrier Event occurs on 24 Observation Dates	24	36	$214.9872
A Coupon Barrier Event occurs on 36 Observation Dates	36	24	$147.4908
A Coupon Barrier Event occurs on 48 Observation Dates	48	12	$79.9944
A Coupon Barrier Event occurs on 60 Observation Dates	60	0	$12.4980

The total payment on the securities will be equal to the Redemption Amount applicable to an investor plus the total coupons payable on the securities.

High/Low Coupon CS Notes 6

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS COUPONS

The securities will not pay more than the principal amount plus coupons regardless of the performance of any Underlying. Even if the closing level of each Underlying on each Observation Date is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. Therefore, the maximum amount payable with respect to the securities (excluding coupons) is $1,000 for each $1,000 principal amount of the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

IF A COUPON BARRIER EVENT OCCURS ON AN OBSERVATION DATE, WE WILL PAY A COUPON ON THE IMMEDIATELY FOLLOWING COUPON PAYMENT DATE AT A RATE EXPECTED TO BE APPROXIMATELY 0.25% PER ANNUM

If a Coupon Barrier Event occurs on an Observation Date, we will pay a coupon on the immediately following Coupon Payment Date in an amount equal to the Lower Coupon Amount, which is expected to equal approximately 0.25% per annum. Accordingly, if a Coupon Barrier Event occurs on each Observation Date, the maximum amount of coupons you will be entitled to receive, assuming the term of the securities is exactly five years, is $12.498 per $1,000 principal amount of the securities.

THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS

Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. Instead, the amount of the coupons you receive over the term of the securities will depend on the performance of the Underlyings during the term of the securities. This is because the closing levels of the Underlyings will determine (i) the number of Coupon Barrier Events that occur and (ii) whether and when the securities are automatically redeemed. If a Coupon Barrier Event occurs on an Observation Date, you will receive the Lower Coupon Amount, which is expected to equal approximately 0.25% per annum (to be determined on the Trade Date), on the Coupon Payment Date immediately following such Observation Date. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will receive coupons at a rate that is expected to be approximately 0.25% per annum (to be determined on the Trade Date) during the term of the securities.

The number of coupons you will be paid could also be limited by the Automatic Redemption feature of the securities. If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the Higher Coupon Amount payable on the immediately following Coupon Payment Date. No further payments will be made with

High/Low Coupon CS Notes 7

respect to the securities following an Automatic Redemption. Therefore, if the securities are automatically redeemed, you will not have the opportunity to receive further coupons.

In addition, if interest rates generally increase over the term of the securities, it is more likely that the coupon could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will receive the Lower Coupon Amount over the term of the securities. These securities are not short-term investments, so you should carefully consider these risks before investing.

Because the amount of the coupons an investor will receive is variable, the securities are not a suitable investment for investors who require regular fixed income payments.

MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF RECEIVING ONLY THE LOWER COUPON AMOUNT

“Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the closing level of such Underlying could be less than its Coupon Barrier Level on any Observation Date, indicating a higher expected risk that you will receive only the Lower Coupon Amount on the related Coupon Payment Date. This greater expected risk will generally be reflected in a Higher Coupon Amount that is greater than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barrier Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively greater Higher Coupon Amount may indicate an increased risk that a Coupon Barrier Event will occur. Further, relatively lower Coupon Barrier Levels may not necessarily indicate that you will receive the Higher Coupon Amount on any Coupon Payment Date. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a Coupon Barrier Event. You should be willing to accept the downside market risk of the Underlyings and the potential to receive only the Lower Coupon Amount over the term of the securities.

THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK

The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

AN AUTOMATIC REDEMPTION WOULD ELIMINATE YOUR OPPORTUNITY TO BE PAID COUPONS OVER THE FULL TERM OF THE SECURITIES

If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the Higher Coupon Amount payable on that Coupon Payment Date. No further payments will be made with respect to the securities following an Automatic Redemption.

Further, lower Autocall Levels relative to Coupon Barrier Levels will increase the likelihood of an Automatic Redemption and therefore could limit your opportunity to be paid coupons. Because the amount of the coupons you receive over the term of securities will depend on (i) the number of Coupon Barrier Events that occur and (ii) whether and when an Autocall Event occurs, relatively lower Autocall Levels will narrow the range of possible closing levels of the Underlyings at which you will receive the Higher Coupon Amount on any particular Coupon Payment Date and the securities will remain outstanding until at least the next Coupon Payment Date. If the closing level of each Underlying on an Observation Date that is also an Autocall Observation Date is greater than or equal to its respective Coupon Barrier Level, you will receive the Higher Coupon Amount on the related Coupon Payment Date, but the securities will only remain outstanding in the event that the closing level of each Underlying is also less than its respective Autocall Level. The lower the Autocall Levels are, the less likely it is that the securities will remain outstanding.

Risks Relating to the Underlyings

High/Low Coupon CS Notes 8

YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS

The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its closing level on an Observation Date but a Coupon Barrier Event occurs, you will receive only the Lower Coupon Amount and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the closing level of at least one of the Underlyings will be less than its Coupon Barrier Level on any Observation Date, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the Reference Share Issuers’ businesses tend to be related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Reference Share Issuer and its business, you are also taking a risk relating to the relationship among the Underlyings.

NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS

We are not affiliated with the Reference Share Issuers. You should make your own investigation into the Underlyings and the Reference Share Issuers. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuers.

NO OWNERSHIP RIGHTS IN THE UNDERLYINGS

Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Underlyings.

NO VOTING RIGHTS OR DIVIDEND PAYMENTS

As a holder of the securities, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuer of the Underlyings will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlyings and therefore, the value of the securities.

ANTI-DILUTION PROTECTION IS LIMITED

The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYINGS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

High/Low Coupon CS Notes 9

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Underlyings. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlyings;

•	the expected and actual correlation, if any, between the Underlyings;

•	the time to maturity of the securities;

•	the dividend rate on the Underlyings;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	events affecting companies engaged in the respective industries of the Reference Share Issuers;

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•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Underlyings; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade

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Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, Meta Platforms, Inc. builds products that enable people to connect and share with friends and family through mobile devices, personal computers, virtual reality headsets and in-home devices. The Class A common stock of Meta Platforms, Inc. is listed on the Nasdaq Stock Market. Meta Platforms, Inc.’s SEC file number is 001-35551 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Alphabet Inc. is a collection of businesses, including Google and non-Google businesses engaged in earlier stage technologies. The Class C capital stock of Alphabet Inc. is listed on the Nasdaq Stock Market. Alphabet Inc.’s SEC file number is 001-37580 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Amazon.com, Inc. is a retail company with online and physical stores offering a variety of products sold by Amazon.com, Inc. and third parties. Amazon.com, Inc. also manufactures and sells electronic devices, including Kindle e-readers, Fire tablets, Fire TVs and Echo devices and develops and produces media content. The common stock of Amazon.com, Inc. is listed on the Nasdaq Global Select Market. Amazon.com, Inc.’s SEC file number is 000-22513 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

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Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 3, 2017 through September 21, 2022. We obtained the historical information below from Bloomberg, without independent verification. The closing levels reported by Bloomberg may not be the same as the closing levels derived from the applicable Reuters page.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

The closing level of the Class A common stock of Meta Platforms, Inc. on September 21, 2022 was $142.12.

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The closing level of the Class C capital stock of Alphabet Inc. on September 21, 2022 was $100.01.

The closing level of the common stock of Amazon.com, Inc. on September 21, 2022 was $118.54.

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as debt instruments for U.S. federal income tax purposes. Based on market conditions as of the Trade Date, the securities will be treated either as "variable rate debt instruments" or "contingent payment debt instruments" for U.S. federal income tax purposes. The Final Pricing Supplement will give further information as to which treatment applies to the securities.

If the securities are treated as variable rate debt instruments, stated interest on the securities will be taxable to a U.S. Holder (as defined in the accompanying product supplement) as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the holder’s adjusted tax basis in the security. A U.S. Holder’s adjusted tax basis in a security will generally equal the purchase price paid to acquire the security. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the security for more than one year at the time of disposition. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Variable Rate Debt Instruments” in the accompanying product supplement.

If the securities are treated as contingent payment debt instruments, (i) a U.S. Holder will be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt instrument and a “projected payment schedule” in respect of the securities, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) gain with respect to a security will be treated as ordinary income. See “United States Federal Tax Considerations―Tax Consequences to U.S. Holders—Securities Treated as Contingent Payment Debt Instruments” in the accompanying product supplement.

Non-U.S. Holders
Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an Internal Revenue Service (the “IRS”) notice, exclude from their scope financial instruments issued prior to January 1, 2025 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

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A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $38.50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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